EXHIBIT 10.2

PERFORMANCE ACCELERATED RESTRICTED STOCK UNITS AWARD NOTICE

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Pursuant to the terms and conditions of the Haverty Furniture Companies, Inc. 2004 Long-Term Incentive Plan (the “Plan”), you have been granted a Performance Accelerated Restricted Stock Units (“PARSUs”) award.  The general terms of this award are outlined below.

Grant Date:	January 27, 2011
Number of PARSUs:	_____________
Vesting:	100% on January 27, 2015 (subject to continued employment)
Vesting Acceleration:
The vesting of these units will be accelerated if the Target Market Price per share (“TMP”) goal set by the Executive Compensation and Employee Benefits Committee of the Havertys Board is achieved.  The TMP is based on the closing stock price of the Company’s Common Stock and must be achieved for 10 consecutive trading days after the Grant Date.  The TMP goal price per share for this grant is $20.00.  Achieving the TMP goal will cause the PARSUs to immediately vest.  These PARSUs shall be paid in shares of the Company.

Until vested, the units represented by this PARSUs award are not entitled to receive cash dividends and do not have the right to vote. The restrictions governing this award will lapse immediately upon a change in control, death or permanent and total disability as defined in Section 2 of the Plan.  Units not vested at retirement will be forfeited.

This is a summary of the PARSUs award.  The grant agreement and Plan Prospectus are the authoritative source for all questions on awards made under the Plan.